Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports First Quarter 2013 Results

  Performed payments to approximately 9.5 million grant recipients nationally;

  Revenue of $111.7 million, increased 30% in constant currency; and

  Fundamental EPS of $0.25 including $15.8 million of direct implementation costs, decreased 32% in constant currency.

JOHANNESBURG, November 8, 2012 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the first quarter fiscal 2013.

Summary Financial Metrics

	Three months ended September 30,
			% change		% change
	2012	2011	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	111,682	99,926	12%		30%
GAAP net income	6,744	19,768	(66%	)	(60%	)
Fundamental net income (1)	11,498	19,884	(42%	)	(33%	)
GAAP earnings per share ($)	0.15	0.44	(66%	)	(61%	)
Fundamental earnings per share ($) (1)	0.25	0.44	(43%	)	(33%	)
Fully-diluted shares outstanding (‘000’s)	45,590	45,079	1%
Average period USD/ ZAR exchange rate	8.26	7.09	16%

(1) Fundamental net income and earnings per share is a non-GAAP measure and is described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q1 2013 and Q1 2012 results

  Unfavorable impact from the strengthening of the US dollar: The US dollar appreciated by 16% against the ZAR during Q1 2013 which negatively impacted our reported results;
  SASSA implementation costs: We continued implementing our SASSA contract during Q1 2013 and incurred additional implementation and staff costs; and
  Profit on liquidation of SmartSwitch Nigeria: In fiscal 2012, we recorded a non-cash profit of $4.0 million on the liquidation of SmartSwitch Nigeria.

Comments and Outlook

“I am delighted with the progress we have made in the implementation of our SASSA contract and specifically with the efficiency, reliability and security of our platform,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “In addition, together with our Board we have now developed an extensive strategic plan that will drive growth and profitability for the group over the next three years. We have identified four key pillars of the strategy, namely (i) South Africa; (ii) NUETS, UEGS and UEPS/EMV; (iii) Mobile Solutions; and (iv) KSNET. We expect to provide more details on this strategy over the next few months,” he concluded.

“We expect our quarterly performance to remain lumpy during the SASSA contract implementation period. In the first quarter of fiscal 2013, we decided to expense the cost of the smart cards issued to grant recipients, rather than to capitalize as under our previous contract,” said Herman Kotzé, Chief Financial Officer of Net1. “Although the estimated number of cards to be issued remains 10 million, the number of beneficiaries that SASSA has now asked us to enroll has increased substantially to 21.6 million, which is approximately 40% higher than SASSA’s previous estimate. Therefore, in fiscal year 2013, we now expect fundamental earnings per share to be at least $1.25, which includes approximately $0.21 per share for the cost of smart cards. Our guidance also assumes a constant currency base of ZAR 7.72/ $1 and using our fiscal 2012 share count of 45 million shares. As a result of expensing the smart cards, we have revised our estimated SASSA-related capital expenditures lower to $35 million,” he concluded.

Progress of second phase of our SASSA contract implementation

     We commenced the second phase of the enrollment process in early July 2012 and plan to be substantially complete by March 2013, in accordance with the enrollment plan agreed with SASSA. Under our agreement with SASSA, we have to enroll both the grant recipients, as well as the grant beneficiaries. While the number of grant recipients on a national basis has consistently been quantified by SASSA at 9.4 million individuals, the number of beneficiaries is continually being revised by SASSA on an ongoing basis from an initial estimate of approximately 15.5 million, to the current estimate of approximately 21.6 million.

     As of September 30, 2012, we had enrolled approximately 1.7 million grant recipients and 1.3 million beneficiaries associated with these recipients in accordance with our second phase enrollment schedule, and issued them our UEPS/EMV smart card.

     During the first quarter of fiscal 2013 we incurred direct implementation expenses of approximately $14.1 million (ZAR 116.6 million) including staff, travel, premises hire for enrollment and stationery costs. In line with industry practice, we no longer amortize the cost of the smart cards over the contract period and expense the cost of the card when issued on enrollment. As a result of our decision to fully expense the UEPS/EMV smart cards when they are issued, we expensed $1.7 million (ZAR 14.0 million) related to the cost of the UEPS/EMV smart cards issued during the quarter, which is not included in the $14.1 million above. We also incurred approximately $3.3 million in capital expenditures, primarily to acquire payment vehicles. Since inception of the implementation we have incurred cumulative capital expenditures of $24.5 million. We anticipate cumulative capital expenditures related to the ramp of our national contract to be in the $35 million range. We have lowered our expected capital expenditure range related to the implementation of our SASSA contract given the decision to expense the cost of smart cards rather than capitalize those costs.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

           South African transaction-based activities

Segment revenue was $61.4 million in Q1 2013, up 23% compared with Q1 2012 in USD and up 43% on a constant currency basis. In ZAR, the increases in segment revenue were primarily due to higher revenues earned under our new SASSA contract and higher prepaid airtime sales, offset by lower volumes at EasyPay and MediKredit. Segment operating income margin was 10% and 40%, respectively, and declined primarily due to SASSA implementation costs and higher low-margin prepaid airtime sales. Excluding amortization of acquisition-related intangibles, Q1 2013 segment operating income margin was 13%, compared to 43% during Q1 2012.

           International transaction-based activities

KSNET continues to contribute the majority of our revenues in this operating segment. Segment revenue was $31.6 million in Q1 2013, up 5% compared with Q1 2012 in USD and 22% on a constant currency basis. Operating margin for the segment is lower than most of our South African transaction-based businesses and was negatively impacted by adverse currency movement between the Korean won and the US dollar, additional start-up expenditures related to our XeoHealth launch in the United States, MVC activities at Net1 UTA and on-going losses at Net1 Virtual Card, but these expenses were partially offset by increased revenue contributions from KSNET and NUETS’ initiative in Iraq. Excluding the amortization of intangibles but including the start-up costs referenced above, Q1 2013 operating income margin was 9% compared to 13% during Q1 2012.

           Smart card accounts

Segment revenue was $8.4 million in Q1 2013, up 1% compared with Q1 2012 in USD and 18% on a constant currency basis. Q1 2013 segment operating income margin was 29%, compared to 45% during Q1 2012. We have reduced our pricing for smart card accounts after taking into consideration the lower price and higher volumes of the new SASSA contract.

           Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this operating segment. Segment revenue was $1.4 million in Q1 2013, down 34% compared with Q1 2012 in USD and 22% lower on a constant currency basis, principally due to a decrease in lending activities. Q1 2013 segment operating income margin was 79% compared with 67% during Q1 2012 primarily as a result of an improved margin in our UEPS-based lending book resulting from a better loss experience, offset by start-up expenditures related to Smart Life and other financial services offerings.

           Hardware, software and related technology sales

Segment revenue was $8.9 million in Q1 2013, down 5% compared with Q1 2012 in USD but up 10% on a constant currency basis. In constant currency, the increase in revenue and operating income resulted primarily from an increase in royalty fees, offset by a lower contribution from all other contributors to hardware and software sales. Excluding amortization of all intangibles, segment operating income margin was 22% compared to 21% during Q1 2012.

           Cash flow and liquidity

At September 30, 2012, we had cash and cash equivalents of $58 million, up from $39 million at June 30, 2012. The increase in our cash balances from June 30, 2012, was primarily from cash generated from operations, offset by implementation costs and capital expenditures incurred to implement our SASSA contract and the cash portion of the purchase price of the acquisition of Pbel, a software development firm focused on mobile phones and kiosks, for $1.9 million. For Q1 2013, net cash generated by operating activities was $25.7 million compared with $27.2 million in Q1 2012.

Excluding the impact of interest received, interest paid under our Korean debt and taxes paid, the decrease in cash provided by operating activities resulted from significant implementation costs related to our SASSA contract, partially offset by cash generated from operations. Capital expenditures for Q1 2013 and 2012 were $6.5 million and $4.5 million, respectively, and have increased primarily due to acquisition of payment vehicles and other equipment for our new SASSA contract and payment processing terminals in Korea.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

           Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share to adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees, transaction-related costs and the profit on liquidation of SmartSwitch Nigeria. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

           Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, net of related tax effects, and the profit on liquidation of SmartSwitch Nigeria. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

We will host a conference call to review Q1 2013 results on November 9, 2012, at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on our homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on our website through November 30, 2012.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2012	2011
	(In thousands, except per share data)
REVENUE	$111,682	$99,926

EXPENSE

Cost of goods sold, IT processing, servicing and support	45,101	32,944
Selling, general and administration	47,252	27,057
Depreciation and amortization	10,004	9,079

OPERATING INCOME	9,325	30,846

INTEREST INCOME	3,091	1,997

INTEREST EXPENSE	2,071	2,616

INCOME BEFORE INCOME TAXES	10,345	30,227

INCOME TAX EXPENSE	3,729	10,552

NET INCOME BEFORE EARNINGS FROM EQUITY- ACCOUNTED INVESTMENTS	6,616	19,675

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	128	85

NET INCOME	6,744	19,760

LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO

NON-CONTROLLING INTEREST	-	(8)

NET INCOME ATTRIBUTABLE TO NET1	$6,744	$19,768

Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.15	$0.44
Diluted earnings attributable to Net1 shareholders	$0.15	$0.44

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2012	2012
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$57,544	$39,123
Pre-funded social welfare grants receivable	8,971	9,684
Accounts receivable, net of allowances of – September: $955; June: $788	99,703	101,918
Finance loans receivable	6,787	8,141
Deferred expenditure on smart cards	4,604	4,587
Inventory	7,129	6,192
Deferred income taxes	6,223	5,591
Total current assets before settlement assets	190,961	175,236
Settlement assets	347,672	409,166
Total current assets	538,633	584,402
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – September: $80,058; June: $74,242	54,475	52,616
EQUITY-ACCOUNTED INVESTMENTS	1,571	1,508
GOODWILL	187,570	182,737
INTANGIBLE ASSETS, net	93,327	93,930
OTHER LONG-TERM ASSETS, including reinsurance assets	40,570	40,700
TOTAL ASSETS	916,146	955,893
LIABILITIES
CURRENT LIABILITIES
Accounts payable	14,722	13,172
Other payables	40,209	42,157
Current portion of long-term borrowings	14,438	14,019
Income taxes payable	11,542	6,019
Total current liabilities before settlement obligations	80,911	75,367
Settlement obligations	347,672	409,166
Total current liabilities	428,583	484,533
DEFERRED INCOME TAXES	21,065	20,988
LONG-TERM BORROWINGS	82,145	79,760
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	25,998	25,791
TOTAL LIABILITIES	557,791	611,072
COMMITMENTS AND CONTINGENCIES
EQUITY
NET1 EQUITY:
COMMON STOCK Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 45,600,471; June: 45,548,902	59	59
PREFERRED STOCK Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2012: -; 2011: -	-	-
ADDITIONAL PAID-IN-CAPITAL	155,895	153,360
TREASURY SHARES, AT COST: September: 13,455,090; June: 13,455,090	(175,823)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(71,467)	(75,722)
RETAINED EARNINGS	446,385	439,641
TOTAL NET1 EQUITY	355,049	341,515
NON-CONTROLLING INTEREST	3,306	3,306
TOTAL EQUITY	358,355	344,821
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$916,146	$955,893
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income	$6,744	$19,760
Depreciation and amortization	10,004	9,079
Loss from equity-accounted investments	(128)	(85)
Fair value adjustments	(293)	(221)
Interest payable	1,192	1,662
Profit on disposal of property, plant and equipment	-	(8)
Profit on liquidation of SmartSwitch Nigeria	-	(3,994)
Realized loss on sale of investments related to insurance business	-	25
Stock-based compensation charge	1,116	496
Facility fee amortized	88	116
Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	5,892	3,248
(Increase) Decrease in deferred expenditure on smart cards	(33)	44
Increase in inventory	(926)	(319)
(Decrease ) Increase in accounts payable and other payables	(1,349)	331
Increase (Decrease) in taxes payable	5,438	(3,607)
Increase (Decrease) in deferred taxes	(2,016)	692
Net cash provided by operating activities	25,729	27,219
Cash flows from investing activities
Capital expenditures	(6,453)	(4,466)
Proceeds from disposal of property, plant and equipment	105	94
Acquisition of Pbel, net of cash acquired	(1,913)	-
Acquisition of Smart Life, net of cash acquired	-	(1,673)
Repayment of loan by equity-accounted investment	3	33
Purchase of investments related to insurance business	-	(2,320)
Proceeds from maturity of investments related to insurance business	545	2,321
Net change in settlement assets	60,779	3,447
Net cash provided by (used in) investing activities	53,066	(2,564)
Cash flows from financing activities
Proceeds from issue of common stock	240	-
Acquisition of treasury stock	-	(1,129)
Net change in settlement obligations	(60,779)	(3,447)
Net cash used in financing activities	(60,539)	(4,576)
Effect of exchange rate changes on cash	165	(13,360)

Net increase in cash and cash equivalents	18,421	6,719
Cash and cash equivalents – beginning of period	39,123	95,264
Cash and cash equivalents – end of period	$57,544	$101,983

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2012 and 2011 and June 30, 2012

								Change – constant
				Change - actual				exchange rate(1)
				Q1 ‘13		Q1 ‘13		Q1 ‘13		Q1 ‘13
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q1 ‘13	Q1 ‘12	Q4 ‘12	Q1‘12		Q4 ‘12		Q1 ‘12		Q4 ‘12
Revenue:
SA transaction-based activities	61,364	49,902	58,434	23%		5%		43%		8%
International transaction-based activities	31,649	30,255	31,003	5%		2%		22%		5%
Smart card accounts	8,364	8,252	8,189	1%		2%		18%		5%
Financial services	1,384	2,111	1,777	(34%	)	(22%	)	(24%	)	(20%	)
Hardware, software and related technology sales	8,921	9,406	8,213	(5%	)	9%		10%		12%
Total consolidated revenue	111,682	99,926	107,616	12%		4%		30%		7%

Consolidated operating (loss) income:
SA transaction-based activities	6,400	20,183	5,181	(68%	)	24%		(63%	)	27%
Operating income excluding amortization	7,849	21,589	6,809	(64%	)	15%		(58%	)	19%
Amortization of intangible assets	(1,449)	(1,406)	(1,628)	3%		(11%	)	20%		(8%	)
International transaction-based activities	(171)	684	137	nm		nm		nm		nm
Operating income excluding amortization	2,981	3,991	3,130	(25%	)	(5%	)	(13%	)	(2%	)
Amortization of intangible assets	(3,152)	(3,307)	(2,993)	(5%	)	5%		11%		8%
Smart card accounts	2,385	3,750	2,333	(36%	)	2%		(26%	)	5%
Financial services	1,097	1,411	951	(22%	)	15%		(9%	)	19%
Hardware, software and related technology sales	1,984	1,937	2,074	2%		(4%	)	19%		(2%	)
Operating income excluding amortization	2,072	2,038	2,164	2%		(4%	)	18%		(2%	)
Amortization of intangible assets	(88)	(101)	(90)	(13%	)	(2%	)	1%		1%
Corporate/ Eliminations	(2,370)	2,881	(13,078)	nm		(82%	)	nm		(81%	)
Total operating income	9,325	30,846	(2,402)	(70%	)	nm		(65%	)	nm

Operating income margin (%)
SA transaction-based activities	10%	40%	9%
International transaction-based activities	(1% )	2%	0%
International transaction-based activities excluding amortization	9%	13%	10%
Smart card accounts	29%	45%	28%
Financial services	79%	67%	54%
Hardware, software and related technology sales	22%	21%	25%
Overall operating margin	8%	31%	(2% )

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during 1Q 2013 also prevailed during 1Q 2012 and 4Q 2012.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended September 30, 2012 and 2011

							EPS,
	Net income		EPS, basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2012	2011	2012	2011	2012	2011	2012	2011

GAAP	6,744	19,768	0.15	0.44	55,709	140,232	1.22	3.11

Intangible asset amortization, net	3,501	3,498			28,917	24,816
Stock-based compensation charge	1,116	496			9,219	3,519
Facility fees for KSNET debt	89	116			735	823
Acquisition-related costs	48	-			396	-
Profit on liquidation of
SmartSwitch Nigeria	-	(3,994)			-	(28,333)
Fundamental	11,498	19,884	0.25	0.44	94,976	141,057	2.09	3.13

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2012 and 2011

	2012	2011

Net income (USD’000)	6,744	19,768
Adjustments:
Profit on liquidation of SmartSwitch Nigeria (USD’000)	-	(3,994)
Profit on sale of property, plant and equipment	-	(8)
Tax effects on above	-	3

Net income used to calculate headline earnings (USD’000)	6,744	15,769

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,515	45,055

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,590	45,085

Headline earnings per share:
Basic, in USD	0.15	0.35
Diluted, in USD	0.15	0.35